Exhibit 4.4

Grant No:

ESCHELON TELECOM, INC.

STOCK OPTION CERTIFICATE

THIS CERTIFIES THAT                                  (the “Optionee”) has been awarded under the Eschelon Telecom, Inc. 2002 Stock Incentive Plan (the “Plan”), nonstatutory stock options (each, an “Option” or collectively, the “Options”) to purchase           shares of Common Stock, par value $0.01 per share (“Common Stock”) of Eschelon Telecom, Inc., a Delaware corporation (the “Company”), at a price of $             per share (the “Exercise Price”).  This Certificate constitutes part of and is subject to the terms and provisions of the attached Nonstatutory Stock Option Grant Agreement (the “Agreement”), which is incorporated by reference herein.

Grant Date:

Expiration Date:  The Options expire at 5:00 p.m. Eastern Time on the last business day coincident with or prior to the tenth anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.

Vesting Schedule:  The Options vest and become exercisable in accordance with the vesting schedule below, subject to the terms and conditions described in the Agreement:

(a)                                  20% of the Options vest and become exercisable on the Grant Date, and

(b)                                 20% of the Options vest and become exercisable on each subsequent anniversary of the Grant Date through the fourth anniversary of the Grant Date.

The extent to which the Options are vested and exercisable as of a particular vesting date is rounded down to the nearest whole share.  However, vesting is rounded up to the nearest whole share on the fourth anniversary of the Grant Date.

Except to the extent that the Options have earlier terminated, the unvested Options become fully vested immediately before the occurrence of a Change in Control.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on this            day of                                   , 20     .

ESCHELON TELECOM, INC.

By:

Enclosures:	Nonstatutory Stock Option Grant Agreement
Eschelon Telecom, Inc. 2002 Stock Incentive Plan
Stockholders’ Agreement
Stock Restriction Agreement
Exercise Form

NONSTATUTORY STOCK OPTION GRANT AGREEMENT

UNDER THE

ESCHELON TELECOM, INC. 2002 STOCK INCENTIVE PLAN

1.                                       Terminology.  All capitalized words that are not defined in this Agreement have the meanings ascribed to them in the Plan.  For purposes of this Agreement, the terms below have the following meanings:

(a)                                  “Cause” has the meaning ascribed to such term or words of similar import in the Optionee’s written employment or service contract with the Company and, in the absence of such agreement or definition, means the Optionee’s (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with the Optionee’s duties or willful failure to perform the Optionee’s responsibilities in the best interests of the Company; (v) chronic use of alcohol, drugs or other similar substances which affects the Optionee’s work performance; (vi) violation of any material Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Optionee for the benefit of the Company, all as determined by the Administrator, which determination will be conclusive.

(b)                                 “Change in Control” means the sale of all or substantially all the assets of the Company and its subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value (as determined in good faith by the Company’s Board of Directors)) in any transaction or series of related transactions, or any merger, consolidation or reorganization of the Company into or with another corporation or other similar transaction or series of related transactions in which the stockholders of the Company immediately prior to such merger, consolidation or reorganization of the Company into or with another corporation or other similar transaction or series of related transactions (i) hold less than fifty percent (50%) of the outstanding voting securities of the surviving corporation following the merger, consolidation or reorganization or (ii) hold less than fifty percent (50%) of the outstanding voting securities of an affiliated entity of the surviving corporation (if such securities of an affiliated entity are issued to the stockholders of the Company in such transaction).

(c)                                  “Company” includes Eschelon Telecom, Inc. and its Affiliates, except where the context otherwise requires.

(d)                                 “Option Shares” mean the shares of Common Stock underlying the Options.

(e)                                  “Stockholders’ Agreement” means the Fourth Amended Stockholders Agreement, dated as of June 27, 2002, as may be amended or replaced from time to time.

2.                                       Vesting.  The Options vest in accordance with the vesting schedule identified in the Stock Option Certificate which is attached hereto and constitutes a part of the Agreement (the “Vesting Schedule”), so long as the Optionee is in the continuous employ of, or in a service relationship with, the Company from the Grant Date through the applicable date upon which vesting is scheduled to occur.  No vesting will accrue to any Options after the Optionee ceases to be in either an employment or other service relationship with the Company.

3.                                             Exercise of Options.

(a)                                  Right to Exercise.  The Optionee may exercise the Options to the extent vested at any time on or before the Expiration Date or the earlier termination of the Options, unless otherwise provided in this Agreement.  Section 4 below describes certain limitations on exercise of the Options that apply in the event of the Optionee’s death or termination of employment or other service relationship with the Company.  The Options may be exercised only in multiples of whole shares and may not be exercised at any one time as to fewer than one hundred shares (or such lesser number of shares as to which the Options are then exercisable).  No fractional shares will be issued under the Options.

(b)                                 Exercise Procedure.  In order to exercise the Options, the following items must be delivered to the Secretary of the Company before the expiration or termination of the Options: (i) an exercise notice, in such form as the Administrator may require from time to time, specifying the number of Option Shares to be purchased, (ii) full payment of the Exercise Price for such Option Shares in accordance with Section 3(c) of this Agreement, and (iii) an executed copy of any other agreements requested by the Administrator pursuant to Section 3(d) of this Agreement.  An exercise will not be effective until all of the foregoing items are received by the Secretary of the Company.

(c)                                  Method of Payment.  Payment of the Exercise Price may be made by (i) delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Administrator in its discretion, (ii) a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage firm approved by the Administrator (after the closing of the first public offering of securities of the Company that is effected pursuant to a registration statement filed with, and declared effective by the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”)), (iii) tender (via actual delivery or attestation) to the Company of other shares of Common Stock of the Company which have a Fair Market Value on the date of tender equal to the Exercise Price, provided that such shares have been owned by the Optionee for a period of at least six months free of any substantial risk of forfeiture or were purchased on the open market without assistance, direct or indirect, from the Company, or (iv) a combination of the foregoing.

(d)                                 Agreement by Optionee to Execute Other Agreements.  The Optionee hereby agrees to execute, as a condition precedent to the exercise of the Options and at any time thereafter as may reasonably be requested by the Administrator, a Stock Restriction Agreement, substantially in the form, and containing the terms and provisions, of the Stock Restriction Agreement attached hereto as Exhibit A, the Stockholders’ Agreement, also attached hereto, with respect to any Option Shares acquired by the Optionee pursuant to this Agreement, and a “Non-Competition Agreement” in the form as the Company may require.

(e)                                  Issuance of Shares upon Exercise.  Upon exercise of the Options in accordance with the terms of this Agreement, the Company will issue to the Optionee, the brokerage firm specified in the Optionee’s delivery instructions pursuant to a broker-assisted cashless exercise, or such other person exercising the Options, as the case may be, the number of shares of Common Stock so paid for, in the form of fully paid and nonassessable stock.  The Company will deliver stock certificates for the Option Shares as soon as practicable after exercise, which certificates will, unless such Option Shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such shares and/or Stockholders’ Agreement.

4.                                       Termination of Employment or Service.

(a)                                  Exercise Period Following Cessation of Employment or Other Service Relationship, In General.  If the Optionee ceases to be employed by, or in a service relationship with, the Company for any reason other than death or discharge for Cause, (i) the unvested Options, after giving effect to the provisions of Section 2 of this Agreement, terminate immediately upon such cessation, and (ii) the vested Options remain exercisable during the 90-day period following such cessation, but in no event after the Expiration Date.  Unless sooner terminated, the vested Options terminate upon the expiration of such 90-day period.

(b)                                 Death of Optionee.  If the Optionee dies prior to the expiration or other termination of the Options, (i) the unvested Options, after giving effect to the provisions of Section 2 of this Agreement, terminate immediately upon the Optionee’s death, and (ii) the vested Options remain exercisable during the one-year period following the Optionee’s death, but in no event after the Expiration Date, by the Optionee’s executor, personal representative, or the person(s) to whom the Options are transferred by will or the laws of descent and distribution.  Unless sooner terminated, the vested Options terminate upon the expiration of such one-year period.

(c)                                  Termination for Cause.  Notwithstanding anything to the contrary in this Agreement, the Options terminate in their entirety, regardless of whether the Options are vested, immediately upon the Optionee’s discharge of employment or other service relationship for Cause.

5.                                       Market Stand-Off Agreement.  The Optionee agrees that following the effective date of a registration statement of the Company filed under the Securities Act, the Optionee, for the duration specified by and to the extent requested by the Company and an underwriter of Common Stock or other securities of the Company, shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days prior to and the 180 days after the effectiveness of any underwritten offering of the Company’s equity securities (or such longer or shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) (the “Market Stand-Off Period”), except as part of such underwritten registration if otherwise permitted.  In addition, the Optionee agrees to execute any further letters, agreements and/or other documents requested by the Company or its underwriters which are consistent with the terms of this Section 5.  The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Stand-Off Period.

6.                                       Nontransferability of Options.  These Options are nontransferable otherwise than by will or the laws of descent and distribution and during the lifetime of the Optionee, the Options may be exercised only by the Optionee or, during the period the Optionee is under a legal disability, by the Optionee’s guardian or legal representative.  Except as provided above, the Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

7.                                       Nonstatutory Nature of the Options.  The Options are not intended to qualify as incentive stock options within the meaning of Code section 422, and this Agreement shall be so construed.  The Optionee acknowledges that, upon exercise of the Options, the Optionee will recognize taxable income in an amount equal to the excess of the then Fair Market Value of the Option Shares over the Exercise Price and must comply with the provisions of Section 8 of this Agreement with respect to any tax withholding obligations that arise as a result of such exercise.

8.                                       Withholding of Taxes.  At the time the Options are exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll or any other payment of any kind due the Optionee and otherwise agrees to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Options.  The Company may require the Optionee to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Options or issuance of share certificates representing Option Shares.

The Administrator may, in its sole discretion, permit the Optionee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Options either by electing to have the Company withhold from the shares to be issued upon exercise that number of shares, or by electing to deliver to the Company already-owned shares, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

9.                                       Adjustments for Corporate Transactions and Other Events.

(a)                                  Stock Dividend, Stock Split and Reverse Stock Split.  Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of shares covered by and the exercise price and other terms of the Options, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made.  The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to the Options as a result of the stock dividend, stock split or reverse stock split.

(b)                                 Non-Change in Control Transactions.  Except with respect to the transactions set forth in Section 9(a), in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control, the Administrator, in its discretion and without the consent of the Optionee, shall make any adjustments in the Options, including but not limited to modifying the number, kind and price of securities subject to the Options.

(c)                                  Change in Control Transactions.  In the event of any transaction resulting in a Change in Control, the Options will terminate upon the effective time of any such Change in Control unless provision is made in connection with the transaction in the sole discretion of the parties thereto for the continuation or assumption of the Options, or the substitution of the Options with new options of the surviving or successor entity or a parent thereof.  In the event of such termination, the Optionee will be permitted, immediately before the Change in Control, to exercise all portions of such Options that are then exercisable or which become exercisable upon or prior to the effective time of the Change in Control.

(d)                                 Adjustments for Unusual Events.  The Administrator is authorized to make, in its discretion and without the consent of the Optionee, adjustments in the terms and conditions of, and the criteria included in, the Options in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Options or the Plan.

(e)                                  Binding Nature of Adjustments.  Adjustments under this Section 9 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional shares will be issued pursuant to the Options on account of any such adjustments.  The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by the Optionee pursuant to this Section 9 in exchange for, or by virtue of the Optionee’s ownership of, the Options or the Option Shares, except as otherwise determined by the Administrator.

10.                                 Confidential Information.  In consideration of the Options granted to the Optionee pursuant to this Agreement, the Optionee agrees and covenants that, except as specifically authorized by the Company, the Optionee will keep confidential any trade secrets or confidential or proprietary information of the Company which are now or which hereafter may become known to the Optionee as a result of the Optionee’s employment by or other service relationship with the Company, and shall not at any time, directly or indirectly, disclose any such information to any person, firm, Company or other entity, or use the same in any way other than in connection with the business of the Company, at all times during and after the Optionee’s employment or other service relationship.  The provisions of this

Section 10 shall not narrow or otherwise limit the obligations and responsibilities of the Optionee set forth in any agreement of similar import entered into between the Optionee and the Company.

11.                                 Continuation of Existing Non-Compete Agreements.  In consideration of the Options granted to the Optionee pursuant to this Agreement, any Optionee who executed a Non-Competition Agreement in connection with any earlier grant of options by the Company (regardless of whether such options have been terminated or not) (each an “Existing Non-Competition Agreement”) does hereby agree and covenant, that notwithstanding the cancellation of such prior options, such Existing Non-Competition Agreement (including all of the terms and conditions contained therein) shall remain in full force and effect and valid and enforceable.

12.                                 Non-Guarantee of Employment or Service Relationship.  Nothing in the Plan or this Agreement shall alter the at-will or other employment status or other service relationship of the Optionee, nor be construed as a contract of employment or service relationship between the Company and the Optionee, or as a contractual right of Optionee to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge the Optionee at any time with or without cause or notice and whether or not such discharge results in the failure of any Options to vest or any other adverse effect on the Optionee’s interests under the Plan.

13.                                 No Rights as a Stockholder.  The Optionee shall not have any of the rights of a stockholder with respect to the Option Shares until such shares have been issued to him or her upon the due exercise of the Options.  No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such shares are issued.

14.                                 The Company’s Rights.  The existence of the Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

15.                                 Optionee.  Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Options may be transferred by will or by the laws of descent and distribution, or another permitted transferee, the word “Optionee” shall be deemed to include such person.

16.                                 Notices.  All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Optionee at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

17.                                 Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the Options granted hereunder.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Options granted hereunder shall be void and ineffective for all purposes.

18.                                 Amendment.  This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Options or Option Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

19.                                 Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.  A copy of the Plan is provided to you with this Agreement.

20.                                 Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions.  Any suit with respect hereto will be brought in the federal or state courts in the districts which include the city and state in which the principal offices of the Company are located, and the Optionee hereby agrees and submits to the personal jurisdiction and venue thereof.

21.                                 Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

EXERCISE FORM

Administrator of 2002 Stock Incentive Plan

c/o Office of the Corporate Secretary

Eschelon Telecom, Inc.

Gentlemen:

I hereby exercise the Options granted to me on                              ,         , by ESCHELON TELECOM, INC. (the “Company”), subject to all the terms and provisions of the applicable grant agreement and of the Eschelon Telecom, Inc. 2002 Stock Incentive Plan (the “Plan”), and notify you of my desire to purchase             shares of Common Stock of the Company at a price of $                         per share pursuant to the exercise of said Options.

This will confirm my understanding with respect to the shares to be issued to me by reason of this exercise of the Options (the shares to be issued pursuant hereto shall be collectively referred to hereinafter as the “Shares”) as follows:

(a)                                  I am purchasing the Shares for my own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.

(b)                                 I understand that the Shares are being issued without registration under the Securities Act, in reliance upon one or more exemptions contained in the Securities Act, and such reliance is based in part on the above representation.  I also understand that the Company is not obligated to comply with the registration requirements of the Securities Act or with the requirements for an exemption under Regulation A under the Securities Act for my benefit.

(c)                                  I have had such opportunity as I deemed adequate to obtain from representatives of the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company.

(d)                                 I have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

(e)                                  I can afford a complete loss of the value of the Shares and am able to bear the economic risk of holding such Shares for an indefinite period.

(f)                                    I understand that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available and, therefore, they may need to be held indefinitely; and (iii) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.  As a condition to any transfer of the Shares, I understand that the Company may require an opinion of counsel satisfactory to the Company to the effect that such transfer does not require registration under the Securities Act or any state securities law.

(g)                                 I understand that the certificates for the Shares to be issued to me will bear a legend substantially as follows:

The shares of stock represented by this certificate are subject to restrictions on transfer, an option to purchase and a market stand-off agreement set forth in a certain Stock Restriction Agreement between the corporation and the registered owner of this certificate (or his predecessor in interest), and no transfer of such shares may be made without compliance with that Agreement.  A copy of that Agreement is available for inspection at the office of the corporation upon appropriate request and without charge.

The securities represented by this stock certificate have not been registered under the Securities Act of 1933 (the “Act”) or applicable state securities laws (the “State Acts”), and shall not be sold, pledged, hypothecated, donated, or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to the corporation of a favorable opinion of its counsel and/or submission to the corporation of such other evidence as may be satisfactory to counsel for the corporation, to the effect that any such transfer shall not be in violation of the Act and the State Acts.

Appropriate stop transfer instructions will be issued by the Company to its transfer agent.

(h) I understand that this exercise of the Options is valid only if I have also executed before or on the date of this exercise (1) the Stock Restriction Agreement attached to the Option Grant Agreement as Exhibit A, (2) the Stockholders’ Agreement attached to the Option Grant Agreement, and (3) a non-competition agreement in a form as required by the Company.

I understand that this exercise of the Options is valid only if I have also executed before or on the date of this exercise a non-competition agreement in a form as required by the Company.

Total Amount Enclosed:  $

Date:
(Optionee)

Received by ESCHELON TELECOM, INC. on
,

By:

2